Exhibit 10.3

CONTRIBUTION AGREEMENT

BY AND AMONG

NUDEVCO MIDSTREAM DEVELOPMENT, LLC

AS CONTRIBUTOR,

AND

MARLIN MIDSTREAM PARTNERS, LP

AS CONTRIBUTEE,

MARLIN MIDSTREAM GP, LLC,

IN ITS CAPACITY AS GENERAL PARTNER

July 30, 2014

Table of Contents
ARTICLE I DEFINITIONS
ARTICLE II CONTRIBUTION

2.01	Contribution

2.02	Transaction Taxes

2.03	Receipts, Credit and Liabilities

2.04	Further Assurances

2.05	Assignments and Recording
ARTICLE III CLOSING

3.01	Closing

3.02	Deliveries at the Closing
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NMD

4.01	Organization and Existence

4.02	Authority and Approval

4.03	No Conflict

4.04	Governmental Consents

4.05	Laws and Regulations; Litigation

4.06	Management Projections

4.07	Environmental

4.08	Bankruptcy

4.09	Assets

4.10	Assets Other than Real Property Interests

4.11	Title to Real Property

4.12	Licenses; Permits

4.13	Securities Laws

4.14	Brokerage Arrangements

4.15	Investment Company

4.16	No Adverse Changes

4.19	Knowledgeable Investor

4.20	Taxes
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

5.01	Organization and Existence

5.02	Authority and Approval

5.03	Brokerage Arrangements

5.04	Newly Issued Common Units

5.05	SEC Filings

5.06	Delivery of Opinion

5.07	No Conflicts

5.08	Financial Capacity

5.09	Knowledgeable Investor

5.10	No Registration

5.11	Securities Laws

ARTICLE VI ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.01	Certain Changes

6.02	Operations

6.03	Access

6.04	Reasonable Best Efforts

6.05	Schedules

6.06	Release of Liens

6.07	Non-Compete
ARTICLE VII CONDITIONS TO CLOSING

7.01	Conditions to the Obligation of the Partnership

7.02	Conditions to the Obligation of NMD
ARTICLE VIII TERMINATION

8.01	Events of Termination

8.02	Effect of Termination
ARTICLE IX INVESTIGATION; LIMITATIONS

9.01	Independent Investigation

9.02	Survival
ARTICLE X INDEMNIFICATION

10.01	Indemnification of NMD

10.02	Indemnification of the Partnership

10.03	Demands

10.04	Right to Contest and Defend

10.05	Cooperation

10.06	Right to Participate

10.07	Payment of Damages

10.08	Limitations on Indemnification

10.09	Sole Remedy

10.10	Express Negligence Rule
ARTICLE XI MISCELLANEOUS

11.01	Expenses

11.02	Notices

11.03	Governing Law

11.04	Public Statements

11.05	Form of Payment

11.06	Entire Agreement; Amendments and Waivers

11.07	Binding Effect and Assignment

11.08	Severability

11.09	Interpretation

11.10	Headings and Schedules

11.11	Multiple Counterparts

11.12	Action by the Partnership

11.13	No Recourse to Non-Parties

11.14	Construction

SCHEDULES

Schedule 4.03     -    No Conflict
Schedule 4.04    -    Governmental Approval
Schedule 4.05    -    Laws and Regulations; Litigation
Schedule 4.07    -    Environmental
Schedule 4.10    -    Assets Other Than Real Property Interests
Schedule 4.11    -    Title to Real Property
Schedule 4.16    -    Adverse Changes
Schedule 4.18    -    NMD Contracts
Schedule 4.20    -    Taxes
Schedule 6.04    -    Replacement Guarantees
Schedule 6.06    -    Liens to be Released

EXHIBITS

Exhibit A    -    Description of Assets

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (“Agreement”) is made and effective as of this 30th day of July, 2014 by and between NUDEVCO MIDSTREAM DEVELOPMENT, LLC, a Texas limited liability company (“NMD”), Marlin Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and Marlin Midstream GP, LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership (the “General Partner”). NMD, the Partnership and the General Partner are referred to herein collectively as the “Parties” and individually as a “Party.”

WITNESSETH:
WHEREAS, pursuant to the terms and conditions of this Agreement, NMD desires to contribute to the Partnership, and the Partnership desires to accept from NMD, the Assets, as defined herein;
WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner, which is the sole general partner of the Partnership, has (i) received an opinion of Simmons & Company International (“Simmons”), the financial advisor to the Conflicts Committee, that the Consideration, as defined herein, to be paid by the Partnership for the Assets is fair to the Partnership and its common unitholders (other than the General Partner and its affiliates) from a financial point of view, (ii) found the transactions (the “Transaction”) contemplated by the Constituent Documents, as defined herein, to be (x) in the best interest of the Partnership, (y) fair and reasonable to the Partnership, taking into account the totality of the relationships among the parties involved and (z) on terms no less favorable to the Partnership than those generally provided to or available from unrelated third parties and (iii) recommended that the Board of Directors of the General Partner approve the Transaction; and

WHEREAS, Spark Energy Ventures, LLC, a Texas limited liability company (“Spark Energy”), has executed and delivered, or caused to be executed and delivered, to the Partnership the Guaranty, as defined below.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I DEFINITIONS

.	“Acts” shall have the meaning specified in Section 4.13(a).
.“AES” shall mean Associated Energy Services, LP, a Texas limited partnership.
.“Agreement” shall have the meaning specified in the first paragraph of this agreement, including the exhibits and schedules hereto, as amended, restated or otherwise modified from time to time.
.“Assets” shall mean the property, contracts, rights, interests and other assets set forth on Exhibit A.
.“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit C, pursuant to which NMD would assign the Assets to the Partnership (or its designee).
.“Cash Consideration” shall have the meaning specified in Section 2.01(i).
.“Closing” shall have the meaning specified in Section 3.01.
.“Closing Date” shall have the meaning specified in Section 3.01.
.“Code” shall have the meaning specified in Section 3.02(b)(i).
.“Commencement Date” shall mean July 1, 2014.
.“Common Units” shall mean common units representing limited partnership interests issued by the Partnership that are listed on NASDAQ under the ticker symbol “FISH.”

.“Conflicts Committee” shall have the meaning specified in the second “Whereas” clause of this Agreement.
.“Consideration” shall have the meaning specified in Section 2.01(a)(i).
.“Constituent Documents” shall mean this Agreement, the ENM-AES Transloading Agreement, the Assignment Agreement and the documents, instruments and other agreements specifically executed and delivered by the Parties pursuant hereto, including the Schedules hereto.
.“Damages” shall have the meaning specified in Section 10.01.
.“Deductible” shall have the meaning specified in Section 10.08(a).
.“East New Mexico Transloading Facility” shall mean that certain crude petroleum transloading facility situated in Sandoval County, New Mexico, comprised of one Skid Loader. For the purpose of this Agreement, the definition of East New Mexico Transloading Facility shall not include any ladder transloading equipment.
.“ENM-AES Transloading Agreement” shall mean the Transloading Services Agreement dated effective as of the Closing Date between the Operating Company and AES, substantially in the form of which is attached hereto as Exhibit B.
.“Environmental Laws” shall include, without limitation, (i) the Resource Conservation and Recovery Act, as amended, (ii) the Clean Air Act, as amended; (iii) the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (“CERCLA”); (iv) the Federal Water Pollution Control Act, as amended; (v) the Safe Drinking Water Act, as amended; (vi) the Toxic Substances Control Act, as amended; (vii) the Emergency Planning and Community Right‑to-Know Act, as amended; (viii) the National Environmental Policy Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Pollution Prevention Act of 1990, as amended; (xi) the Hazardous Materials Transportation Act, as amended; (xii) any regulations promulgated under (i) through (xii); or (xiii) any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health or the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, migration, storage, release, transportation, disposal, recycling, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to public health, worker or public safety or the environment.
.“Environmental Permits” shall have the meaning specified in Section 4.07(a).
.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
.“General Partner” shall have the meaning specified in the first paragraph of this Agreement.
.“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.
.“Governmental Approval” shall have the meaning specified in Section 4.04.
.“Governmental Authorities” shall have the meaning specified in Section 4.04.
.“GP Cash Contribution” shall have the meaning specified in Section 2.01(iv).
.“Guaranty” shall mean that certain Guaranty, dated January 13, 2014, made by Spark Energy in favor of the Partnership and its subsidiaries pursuant to which Spark Energy guarantees all of the obligations of AES under all contracts for the gathering and processing of gas, transloading of crude oil and the sale, transportation, purchase or exchange of natural gas, crude oil or financial derivatives and any other existing or future agreements, including without limitation, the ENM-AES Transloading Agreement as in effect on the date an executed copy thereof was previously provided to the Conflicts Committee.
.“Hazardous Materials” shall mean any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
.“Indemnification Limit” shall have the meaning specified in Section 10.08(b).
.“Indemnity Claim” shall have the meaning specified in Section 10.03.
.“Liens” shall mean the security interests, liens, mortgages, pledges, charges, encumbrances and rights of others.
.“Litigation” shall have the meaning specified in Section 4.05.
.“Material Adverse Effect” shall mean (i) with respect to a relevant Person, all changes, effects, events, occurrences, conditions and/or other circumstances that, individually or in the aggregate, (x) is or would reasonably be expected to materially and adversely affect the assets, liabilities, business, results of operations or condition (financial or otherwise) or properties of such Person, taken as a whole, or (y), if applicable, is or would reasonably be expected to adversely affect such Person’s ability to consummate the transactions contemplated hereby, and (ii) with respect to the Assets, all changes, effects, events, occurrences, conditions and/or other circumstances that, individually or any the aggregate, is or would reasonably be expected to materially and adversely affect the assets, liabilities, business, results of operations or condition (financial or otherwise) or properties constituting the Assets, taken as a whole; provided that in determining whether a Material Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to (a) the industries in which the relevant Person operates or the Assets are operated, (b) United States or global economic conditions or financial markets in general, (c) the transactions contemplated by this Agreement including, without limitation, any public announcement of same, or (d) changes in law, shall not be considered to give rise to or constitute a Material Adverse Effect; provided further, however, that to be excluded under subsection (a) - (d) above, such condition may not disproportionately affect, as compared to others in such industry, the relevant Person or the Assets, or their respective rights, obligations, results of operation or condition (financial or otherwise) or properties.
.“NASDAQ” shall have the meaning specified in Section 2.01(iii).
.“Newly Issued Common Units” shall have the meaning specified in Section 2.01(i).
.“NMD” shall have the meaning specified in the first paragraph of this Agreement.
.“NMD Contracts” shall have the meaning set forth in Section 4.18(a).
.“NMD Indemnified Parties” shall have the meaning specified in Section 10.01.
. “Notice” shall have the meaning specified in Section 11.02.
.“NuStar” shall mean NuStar Logistics, L.P., the owner of the site at which the East New Mexico Transloading Facility is located.
.“Operating Company” shall mean Marlin Logistics, LLC, a Texas limited liability company, which is a wholly owned subsidiary of the Partnership.
.“Operations” shall mean transloading operations at the East New Mexico Transloading Facility and the revenues, costs, expenses, expenditures and obligations related to such operations.
.“Outside Date” shall have the meaning specified in Section 8.01(b).
.“Parties” and “Party” shall have the meanings specified in the first paragraph of this Agreement.
.“Partnership” shall have the meaning specified in the first paragraph of this Agreement.
.“Partnership Agreement” shall mean the First Amended and Restated Agreement of Partnership of the Partnership dated as of July 31, 2013, as amended, restated or otherwise modified from time to time.
.“Partnership Indemnified Parties” shall have the meaning specified in Section 10.02.
.“Partnership Parties” shall mean the Partnership, the Operating Company and each of their respective subsidiaries that is a party to any Constituent Document.
.“Permitted Liens” shall have the meaning specified in Section 4.10(a).

.“Property” shall have the meaning specified in Section 4.11(a).
.“Reference Price” shall have the meaning specified in Section 2.01(iii).
.“Replacement Guarantees” shall have the meaning specified in Section 4(a).
.“Representatives” shall have the meaning specified in Section 6.03.
.“Rights-of-Way” shall have the meaning specified in Section 4.11(b).
.“SEC” shall have the meaning specified in Section 5.05.
.“SEC Documents” shall have the meaning specified in Section 5.08.
.“Securities Act” shall have the meaning specified in Section 4.13(b).
.“Simmons” shall have the meaning specified in the second “Whereas” clause of this Agreement.
.“Skid Loader” shall mean a crude petroleum transloader situated on a skid, with a capacity of at least 475 barrels of crude oil per hour.
.“Spark Energy” shall have the meaning specified in the third “Whereas” clause of this Agreement.
.“Transaction Taxes” shall have the meaning specified in Section 2.02.

ARTICLE II CONTRIBUTION

.Contribution.
(a)On the terms and subject to the conditions of this Agreement, at the Closing:
(i)On the Closing Date, NMD will contribute, assign, transfer and convey to the Partnership (or its designee) the Assets in exchange for (1) a cash payment by the Partnership of $5,531,250 (the “Cash Consideration”), and (2) the issuance to NMD (or its designee) of 89,720 Common Units, which number of Common Units represents $1,843,750 divided by the Reference Price determined in accordance with Section 2.01(iii) (the “Newly Issued Common Units”; the Newly Issued Common Units and the Cash Consideration being referred to herein collectively as the “Consideration”). The Assets shall be transferred to the Partnership at the Closing free and clear of Liens (other than any Liens created by the Partnership).
(ii)Immediately thereafter, the Partnership will contribute, assign, transfer and convey the Assets to the Operating Company or another designee. To effectuate the forgoing and without the necessity of having two separate assignment and conveyance documents, one from NMD to the Partnership and then another from the Partnership to its designee, the Partnership hereby authorizes and directs NMD to transfer the Assets directly to the Partnership’s designee.
(iii)For the purposes of this Agreement, “Reference Price” shall mean the average of the closing price of the Common Units on the NASDAQ Global Market (“NASDAQ”) for the twenty (20) trading day period ending two (2) trading days prior to the date hereof, as reported in Bloomberg Financial Markets, or, if not reported therein, as reported by Dow Jones. The Reference Price shall be calculated to the nearest one-hundredth of one cent.
(iv)Concurrently with the issuance of any Common Units in connection with the Consideration, (i) NMD shall cause the General Partner to contribute to the Partnership an amount in cash equal to 2/98ths of the aggregate value of the Newly Issued Common Units (approximately $37,627.55) (the “GP Cash Contribution”) and the capital account of the General Partner that is maintained by the Partnership shall be increased by an amount equal to the GP Cash Contribution and (ii) the Partnership shall issue to the General Partner a number of General Partner Units (as defined in the Partnership Agreement) equal to 2/98ths of the aggregate number of Newly Issued Common Units issued by the Partnership in connection with the Transaction.

.Transaction Taxes. All sales, use, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transaction contemplated hereunder other than taxes based on income and similar taxes (“Transaction Taxes”), shall be borne 50% by NMD and 50% by the Partnership. To the extent under applicable law the transferee is responsible for filing tax returns in respect of Transaction Taxes, the Partnership shall prepare and file all such returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.

.Receipts, Credit and Liabilities. Upon the Closing, as between the Parties, and subject to the terms of the Constituent Documents, NMD and the Partnership (or its designee) shall be entitled to monies, proceeds, receipts, credits and similar amounts, and responsible for expenses, costs, expenditures and similar obligations and/or liabilities, arising from, related to, or otherwise attributable to the Assets related thereto (including the ownership or operation thereof) as follows:
(i)with respect to those attributable to the time period prior to the Closing Date, 100% to NMD; and
(ii)with respect to those attributable to the time period on or after the Closing Date, 100% to the Partnership (or its designee).
Promptly after receipt of any such item, NMD or the Partnership (or its designee), as applicable, shall fully disclose to, account for to, transmit to and hold harmless the other Party from such items for which such other Party is entitled to or responsible for.
.Further Assurances. After the Closing, the Parties agree to timely execute and deliver to each other all such instruments, notices, and other documents, and to do such other acts as may reasonably be necessary to carry out their respective obligations under this Agreement.

.Assignments and Recording. The Partnership at its sole cost shall promptly record the documents in the appropriate office of the state and county in which the Assets are located, if so required. The Partnership shall promptly supply NMD with a true and accurate photocopy of all such recordings, if any.
ARTICLE III CLOSING

.Closing.
Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the contribution of the Assets shall be held at the offices of NMD at 2105 CityWest Blvd., Suite 100, Houston, Texas 77042 at 9:00 a.m., Houston, Texas time on the third (3rd) business day following the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, place and time as may be mutually agreed upon by the Parties. The “Closing Date” shall mean the date on which the Closing shall occur.
.Deliveries at the Closing. At the Closing:
(a)NMD will deliver, or cause to be delivered, to the Partnership or the designee of the Partnership:
(i)a duly executed counterpart of the Assignment Agreement; and

(ii)	a duly executed counterpart of the ENM-AES Transloading Agreement.
(b)NMD will deliver, or cause to be delivered, to the General Partner and the Partnership:

(i)
a certificate (i) stating that NMD is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)	a copy of the duly executed Transloading Agreement executed by all parties thereto;

(iii)	all consents required in connection with assignment of the Assets, including those required under any NMD Contract;

(iv)	all books and records relating to the Assets (including books of account, tax returns and supporting work papers and the like relating to the Assets) that are in possession of NMD; and

(v)	all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by NMD pursuant hereto.
(c)the Partnership will deliver, or cause to be delivered, to NMD:

(i)	the Cash Consideration by wire transfer to bank accounts designated by NMD prior to the Closing Date;

(ii)	the Newly Issued Common Units;

(iii)	a counterpart of the Assignment Agreement, duly executed by the applicable Partnership Party; and

(iv)	all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by the Partnership pursuant hereto.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NMD

NMD hereby represents and warrants to the Partnership that the following representations and warranties are true and correct:

.Organization and Existence.
(a)NMD is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas. NMD has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. NMD is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto.

.Authority and Approval. NMD has the limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the other Constituent Documents, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by NMD of this Agreement and the other Constituent Documents, the performance by NMD of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action of NMD. This Agreement has been duly executed and delivered by NMD and constitutes, and when executed and delivered the other Constituent Documents will constitute, valid and binding obligations of NMD, enforceable against it in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

.No Conflict. Except as set forth on Schedule 4.03 and, solely in the case of clause (b)(i) or (ii), for matters that, individually or in the aggregate, do not have and would not reasonably be expected to have, a Material Adverse Effect on NMD or the Assets or the Operations related thereto, this Agreement and the other Constituent Documents and the execution and delivery hereof and thereof by NMD do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of NMD; or (b) (i) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to NMD or any of the Assets; (ii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage or lien, or any agreement, contract, commitment or instrument to which any of NMD is a party or by which it is bound or to which any property constituting any portion of the Assets is subject; (iii) result in the creation of, or afford any person the right to obtain, any Lien on the Assets or the property or assets constituting any portion of the Assets under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or (iv) result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the carrying on of the business of Assets as now conducted, including any Governmental Approvals under any applicable Environmental Law.

.Governmental Consents. Except as set forth on Schedule 4.04(a), and except for notice to, or consent of, Governmental Authorities related to the transfer of Environmental Permits, no consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with (each a “Governmental Approval”), any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, “Governmental Authorities”) is required to be obtained or made by or with respect to NMD or the Assets in connection with:
(i)the execution, delivery, and performance of this Agreement or any other Constituent Documents to which NMD is a party or the consummation of the transactions contemplated hereby or thereby;
(ii)the enforcement against NMD of its obligations under this Agreement or the Constituent Documents to which it is a party; or
(iii)the conduct of the Operations of the Assets immediately following the Closing as was conducted prior to the Closing.

.Laws and Regulations; Litigation. Schedule 4.05 sets forth a list as of the date of this Agreement of all claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) that are pending or, to NMD’s and its affiliates’ knowledge, threatened against or affecting the Assets and the Operations related thereto (other than Litigation under any Environmental Law, which is the subject of Section 4.07) and that (a) would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto, taken as a whole, or (b) seeks any material injunctive relief. Except as set forth in Schedule 4.05, NMD is not in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 4.07) of any Governmental Authority applicable to it except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto. No Litigation is pending or, to the knowledge of NMD, threatened to which NMD is or may become a party that questions or involves the validity or enforceability of the obligations of NMD under this Agreement or the other Constituent Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement, and which, in either case, has a material and adverse effect on the ability of NMD to consummate the transactions contemplated by this Agreement or any other Constituent Document. Except as set forth on Schedule 4.05, as of the date of this Agreement, there is no Litigation initiated by NMD or its affiliates related to the Assets or the Operations related thereto.

.Management Projections. The projections provided to the Partnership by NMD and/or its affiliates during the Partnership’s due diligence review of the Assets and the Operations related thereto in connection with this Agreement were made in good faith and are materially consistent with the expectations of NMD’s and/or its affiliates’ management.

.Environmental.
(a)Except as set forth in Schedule 4.07 or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on NMD or the Assets or the Operations related thereto: (i) the Assets and the Operations related thereto are in compliance with all applicable Environmental Laws; (ii) to the knowledge of NMD, no circumstances exist with respect to the Assets and the Operations related thereto that give rise to an obligation by NMD to investigate, remediate, monitor or otherwise address the presence, on‑site or offsite, of Hazardous Materials under any applicable Environmental Laws, except as is currently being performed under applicable law or permit requirements; (iii) the Assets and the Operations related thereto are not subject to any pending or, to the knowledge of NMD, threatened, claim, action, suit, investigation, inquiry or proceeding, and, to the knowledge of NMD, there is no existing state of facts or circumstances that would be reasonably likely to give rise to any of the foregoing, under any Environmental Law (including, without limitation, designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the Assets and the Operations related thereto (the “Environmental Permits”) have been duly obtained or filed and are valid and currently in full force and effect; (v) there has been no release of any Hazardous Material into the environment by NMD or in connection with the Assets and the Operations related thereto, except in compliance with all applicable Environmental Laws; (vi) there has been no exposure of any person or property to any Hazardous Material in connection with the Assets and the Operations related thereto, except as would not reasonably be expected to give rise to a claim, action, suit or proceeding by or on behalf of such person or property; (vii) NMD has maintained all environmental and operating documents and records associated with the Assets and the Operations related thereto in the manner and for the time periods each Environmental Law requires. Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto, each of the Environmental Permits is valid and in full force and effect, and no violation thereof has been experienced, noted or recorded and there are no legal proceedings pending or, to the knowledge of NMD, threatened to revoke or limit any of the Environmental Permits.

.Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to NMD’s knowledge, threatened against NMD.

.Assets. All of the assets, interests and other rights necessary to own the Assets and conduct the Operations related thereto in the manner being conducted or proposed to be conducted, are owned or leased by NMD and constitute a portion of the Assets, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto. All of the Assets are described in Exhibit A.

.Assets Other than Real Property Interests.
(a)NMD has good and valid title to all Assets (other than real property, which is the subject of Section 4.11), free and clear of all Liens except (i) such as are set forth in Schedule 4.10, (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to amounts not yet due and payable or being contested in good faith by appropriate procedures as to which adequate reserves, if any, have been established, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) other imperfections of title or encumbrances, if any, that would not, individually or in the aggregate, materially interfere, or reasonably be expected to materially interfere, with the ordinary operation of the Assets and (iv) Liens created by the Partnership or its successors and assigns (the Liens described in clauses (i), (ii), (iii), and (iv) above are referred to herein collectively as “Permitted Liens”).
(b)All the Assets which constitute property, plant and equipment comprising a part of the Assets, other than any pickup trucks, has been maintained in accordance with generally accepted industry practice and are in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which they are currently being (or proposed to be) used or held for use. The East New Mexico Transloading Facility commenced operations on the Commencement Date. This Section 4.10 does not relate to real property or interests in real property, such items being the subject of Section 4.11.

.Title to Real Property.
(a)Other than as set forth to the contrary on Schedule 4.11, the Assets include a valid right and interest to conduct the transloading operations on land whereupon the transloading operations are currently being conducted, which interest is sufficient for the operations of the Assets as such Operations are being conducted on the date of this Agreement (collectively, the “Property”), free and clear of all Liens except Permitted Liens, and except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on the Assets or the Operations related thereto.
(b)Other than as set forth to the contrary on Schedule 4.11, NMD has, and the Assets include, such consents, easements, rights-of-way, permits and licenses (collectively, “Rights-of-Way”) as are sufficient to operate the Assets as such Assets are being conducted on the date of this Agreement, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto. NMD has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets or the Operations related thereto.
(c)Other than as specifically set forth to the contrary on Schedule 4.11, (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the Property and (B) NMD has no knowledge of any such threatened proceeding or action, which (in either case), if pursued, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on the Assets or the Operations related thereto, (ii) to the extent located in jurisdictions subject to zoning, the Property is properly zoned for the existence, occupancy and use of the Assets located on the Property, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Assets or the Operations related thereto, and (iii) none of the Assets are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets or the Operations related thereto.

.Licenses; Permits. NMD has, and the Assets include or will include, all material licenses, permits and authorizations (other than Environmental Permits, which are the subject of Section 4.07) that are necessary for the ownership and operation of the Assets except for those the failure of which to have would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto. NMD has complied in all material respects with all terms and conditions thereof.

.Securities Laws.
(a)NMD acknowledges that upon their issuance, a legend in substantially the following form will be associated with the Newly Issued Common Units:
THESE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (“ACTS”). THE UNITS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

(b)Each of NMD and, if applicable, its designee to receive the Newly Issued Common Units is an accredited investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and the Newly Issued Common Units to be issued to it pursuant to this Agreement are being acquired for NMD’s (or its designee’s) own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. NMD is aware that no federal or state Governmental Authority has made any finding or determination as to the fairness of an investment in the Newly Issued Common Units nor any recommendation or endorsement with respect thereto. NMD acknowledges that the issuance of the Newly Issued Common Units has not been registered under the Securities Act in reliance on an exemption therefrom.
(c)NMD has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Newly Issued Common Units and is capable of bearing the economic risks of such investment.

.Brokerage Arrangements. NMD has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Partnership to pay any commission, brokerage or “finder's fee” or other fee in connection with this Agreement or the transactions contemplated herein.

.Investment Company. NMD is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

.No Adverse Changes. Except as set forth in Schedule 4.16 and for changes in the ordinary course of business or due to matters that generally affect the economy or the industry in which NMD is engaged, since the Commencement Date there have been no changes in the Assets and the Operations related thereto, that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto.

.Accurate and Complete Records. The books, ledgers, financial records and other records of NMD relating to the Assets and the Operations thereof:

(a)	are in the possession of NMD;

(b)	have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and

(c)	are accurate and complete in all material respects.

.	Contracts and Commitments.

(a)
Schedule 4.18 contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements or other instruments (including, without limitation, intercompany contracts) (the “NMD Contracts”) relating to the ownership and operation of the Assets (other than Assets constituting contracts).

(b)
True copies of the written NMD Contracts, and accurate written summaries of the oral NMD Contracts have been made available to the Partnership. Except as set forth in Schedule 4.18, NMD is not, and to the NMD’s knowledge no other party, is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation) any of the NMD Contracts except for defaults, breaches, violations or events which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations thereof.

(c)
Other than NMD Contracts which have terminated or expired in accordance with their terms, each of the NMD Contracts constitutes valid, binding and enforceable obligations of NMD to the extent it is a party thereto and, to NMD’s knowledge, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of NMD, threatened by any party thereto, nor has NMD executed any waiver that materially waives any rights thereunder, except as set forth in Schedule 4.18.

.Knowledgeable Investor. NMD and, if applicable, its designee to receive the Newly Issued Common Units, is an experienced and knowledgeable investor. Prior to entering into this Agreement, NMD was advised by independent counsel or relied on its own expertise concerning this Agreement, the other Constituent Documents, the Partnership and its investment in the Newly Issued Common Units (except for the representations and warranties contained in the Constituent Documents) but have independently evaluated the Assets for purposes of entering into and Closing the transactions contemplated by this Agreement and the other Constituent Documents.

.Taxes
. Except as set for in Schedule 4.20, with respect to the Assets, NMD has caused to be filed all tax returns required to be filed on a timely basis (taking into account all legal extensions of due dates); (ii) all such tax returns were complete and correct; (iii) all taxes owed by NMD with respect to the Assets or which are or have become due have been timely paid in full; (iv) there are no Liens on the Assets that arose in connection with any failure (or alleged failure) to pay any tax, other than Liens for taxes not yet due and payable, attributable to the Assets; (v) there is no pending action, proceeding or, to the knowledge NMD, investigation for assessment or proposed with respect to the Assets.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to NMD that the following representations and warranties are true and correct:

.Organization and Existence. The Partnership is a limited partnership validly existing and in good standing under the laws of the State of Delaware. The Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas. Each Partnership Party has full partnership or company, as applicable, power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Each Partnership Party is duly licensed or qualified to do business as a foreign partnership or company, as applicable, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Partnership Parties.

.Authority and Approval. Each of the Partnership Parties has the partnership or company, as applicable, power and authority to execute and deliver this Agreement and the other Constituent Documents, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership Parties of this Agreement and the other Constituent Documents, the performance by the Partnership Parties of all the terms and conditions hereof and thereof to be performed by them and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite partnership or company action of the Partnership Parties. This Agreement constitutes, and when executed the other Constituent Documents will constitute, valid and binding obligations of the Partnership Parties enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

.Brokerage Arrangements. None of the Partnership nor any of its affiliates have entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate NMD or any of its affiliates to pay any commission, brokerage or “finder's fee” or other fee in connection with this Agreement or the transactions contemplated herein.

.Newly Issued Common Units. Upon issuance at the Closing, the Newly Issued Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Limited Partnership Act) and free of any preemptive or similar rights. The Partnership’s Common Units are listed on NASDAQ, and the Partnership has not received any notice of delisting. At the Closing, the Newly Issued Common Units will have those rights, preferences, privileges and restrictions governing common units as set forth in the Partnership Agreement. With respect to the Newly Issued Common Units, NMD shall have the same registration rights that it currently has related to its currently owned units in the Partnership as set forth in the Partnership Agreement.

.SEC Filings. Since July 31, 2013, (a) the Partnership has made all filings on Form 10-K and Form 10-Q required to be made by the Securities Act and the Exchange Act, (b) all filings (other than Form

8-K filings) by the Partnership with the Securities and Exchange Commission (the “SEC”), at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), and fairly presented in all material respects the financial condition and results of operations of the Partnership at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

.Delivery of Opinion. Simmons & Company, the financial advisor to the Conflicts Committee, has delivered its opinion to the Conflicts Committee that the Consideration to be paid by the Partnership for the Assets is fair to the Partnership and its common unitholders (other than the General Partner and its affiliates) from a financial point of view.

.No Conflicts. Except as set forth on Schedule 5.07 and, solely in the case of clause (b)(i) or (ii), for matters that, individually or in the aggregate, do not have and could not reasonably be expected to have, a Material Adverse Effect on the Partnership Parties and their ability to consummate the transactions contemplated herein will not: (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of such Partnership Party; or (b) (i) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to such Partnership Party; (ii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage or lien, or any agreement, contract, commitment or instrument to which such Partnership Party is a party or by which it is bound or to which any property of such Partnership Party is subject; or (iii)  result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the carrying on of the businesses and operations of such Partnership Party as now conducted, including any Governmental Approvals under any applicable Environmental Law.

.Financial Capacity. The Partnership Parties have the financial capacity and resources to proceed to the Closing and to meet all their obligations as set forth in this Agreement.

.Knowledgeable Investor. The Partnership, through its General Partner and the affiliates thereof, is an experienced and knowledgeable investor and an experienced operator in the oil and gas business, including transloading of crude petroleum. Prior to entering into this Agreement, the Partnership was advised by independent counsel and has relied on its own expertise, through its General Partner and the affiliates thereof, concerning this Agreement, the Assets and the value thereof (except for the representations and warranties contained in the Constituent Documents) but have independently evaluated the Assets for purposes of entering into and Closing this transaction.

.No Registration.    Assuming the accuracy of the representations and warranties of NMD contained in Section 4.13, and subject to the other terms and conditions contained in this Agreement, the issuance of the Newly Issued Common Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership nor, to the knowledge of the Partnership, any authorized representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption. Neither the Partnership nor any of its subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the issuance of the Newly Issued Common Units in a manner that would require registration under the Securities Act.

.Securities Laws.

(a)
The Partnership is an accredited investor within the meaning of Rule 501(a) under the Securities Act, and, to the Partnership’s knowledge and in accordance with Section 4.13(b), the Assets acquired pursuant to this Agreement is being acquired for the Partnership’s (or its designee’s) own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. The Partnership is aware that no Governmental Authority has made any finding or determination as to the fairness of an investment in the Assets, nor any recommendation or endorsement with respect thereto. The Partnership acknowledges that the acquisition of its investment in the Assets has not been registered under the Securities Act in reliance on an exemption therefrom.

(b)
The Partnership has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of, and is capable of bearing the economic risks of, its investment in the Assets.

ARTICLE VI ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

.	Certain Changes
.. Except as set forth on Schedule 6.01, and subject to Section 6.03, without first obtaining the written consent of the Partnership (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, NMD covenants that it shall:

(a)	not make any material change in the conduct of the Operations relating to the Assets;

(b)	maintain and preserve the business and operation of the Assets intact;

(c)	not terminate or amend or otherwise modify in any material respect any NMD Contract;

(d)	enforce all its rights under each NMD Contract;

(e)	not sell, lease or otherwise dispose of any portion of the Assets;

(f)	not permit any portion of the Assets to become subjected to any Lien, other than Permitted Liens; or

(g)	commit or agree, whether in writing or otherwise, to do any of the foregoing.

.Operations. Other than as provided in this Agreement, NMD will:
(a)maintain the tangible assets constituting any portion of the Assets in as good working order and condition as of the date hereof, ordinary wear and tear excepted;
(b)maintain and preserve the Operations of the Assets;
(c)advise the Partnership promptly in writing of any event or proposed change that would cause a material change in any document, schedule or other information delivered pursuant to this Agreement;
(d)file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the Assets to be filed with or reported to any Governmental Authority; and
(e)file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any

Governmental Authority necessary or required for the continuing operation of the Assets whether or not such approval would expire before or after the Closing Date.

.Access. NMD will afford to the Partnership and its counsel, financial advisors, auditors and other authorized representatives (“Representatives”) reasonable access to financial, title, tax, corporate and legal materials and operating data and information available applicable or relating to the Assets as of the date hereof and which becomes available to NMD at any time prior to the Closing Date, and will furnish to the Partnership such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which NMD is bound or any applicable law or regulation, or jeopardize the availability of any privilege. NMD will use its reasonable best efforts to secure all requisite consents for the examination by the Partnership and its Representatives of all information covered by confidentiality agreements or other confidentiality provisions and will promptly communicate to the Partnership or its Representatives the substance of any such information, whether by redacting parts thereof or otherwise, so that disclosure would not violate any such confidentiality arrangements or cause the loss of the privilege with respect thereto, and otherwise shall make all reasonable and appropriate substitute disclosure arrangements. NMD will allow the Partnership access to and consultation with the lawyers, accountants, and other professionals employed by or used by NMD for all purposes under this Agreement or any Constituent Document. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. Additionally, NMD will afford to the Partnership and its Representatives reasonable access to the books and records of NMD insofar as they relate to the Assets. Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by the Partnership and its Representatives. Further, NMD will afford to the Partnership and its Representatives reasonable access from the date hereof until the Closing Date, during normal business hours, to the Assets; provided that such access shall be at the sole cost, expense and risk of the Partnership.

.Reasonable Best Efforts.
(a)NMD shall and the Partnership shall (and shall cause each Partnership Party to), use their reasonable best efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, (ii) to ensure that all of the conditions to the obligations of the Partnership and NMD contained in Sections 7.01 and 7.02, respectively, are satisfied timely and (iii) to either prior to or as promptly as practicable after Closing substitute the Partnership for NMD or its affiliates as a guarantor with respect to the items set forth on Schedule 6.04 (“Replacement Guarantees”). The Partnership shall indemnify and hold harmless NMD and its affiliates from and against any and all Damages arising from or relating to any item set forth on Schedule 6.04 that is not either released or expired in accordance with its terms.
(b)Each of the Partnership and NMD acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Section 6.04 such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each of the Partnership and NMD agree to take such action as is reasonably necessary to complete such notifications and obtain such consents or approvals or other clearances, including causing their affiliates to use such best efforts; provided, however, that nothing in this Section 6.04 or elsewhere in this Agreement shall require any Party (or its affiliates) to hold separate or make any divestiture of any asset or otherwise agree to, and no consents or approvals or other clearances shall be deemed to be obtained for purposes of this Agreement if such consent or approval or other clearance contains any restriction on their operations or other materially burdensome condition which would in any such case be material to the assets, liabilities or business of NMD, the Partnership, or any of their respective subsidiaries in order to obtain any consent or approval or other clearance required by this Agreement; provided, further, that it being understood that such reasonable actions shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any liability.

.Schedules. At any time at least three (3) days prior to the scheduled Closing Date agreed to by the Parties, NMD shall have the right (and the obligation) to update or amend in any respect their disclosure of any matter set forth or permitted to be set forth in the schedules hereto, including the addition of new schedules hereto. Any such update or amendment will not diminish the Partnership’s right to terminate this Agreement pursuant to Section 8.01(c) and will not be deemed to cure any breaches of representations or warranties for purposes of determining the satisfaction of the condition set forth in Section 7.01(a), and no such update or amendment will in any way diminish the right or ability of the Partnership or any other Party to bring a claim or otherwise seek recourse against NMD, under ARTICLE X INDEMNIFICATION of this Agreement or otherwise, for any breach by NMD of any representation, warranty, covenant, agreement or condition of this Agreement.

.Release of Liens. NMD shall provide to the Partnership a release of all Liens set forth on Schedule 6.06, which release shall be in a form reasonably acceptable to the Partnership.

.Non-Compete
.. Without the prior written consent of the Partnership, which consent may be withheld in the Partnership’s sole and absolute discretion, NMD will not, and will cause its affiliates (other than the Partnership Parties) not to, own, finance, invest in (directly or indirectly), render services to or operate a competing crude oil transloading facility within a 25 mile radius of the East New Mexico Transloading Facility; provided, however, that NMD may own and operate any ladder transloading equipment or any storage tanks currently or in the future situated at the East New Mexico Transloading Facility. NMD acknowledges that (i) the provisions of this Section 6.07 are reasonable and necessary to protect the legitimate interests of the Partnership Parties; (ii) any violation of this Section 6.07 may result in irreparable injury to the Partnership Parties; and (iii) in the event of violation of this Section 6.07, the Partnership Parties will be entitled to seek injunctive relief in accordance with this Agreement. In the event that this Section 6.07 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by law, such provisions will be deemed reformed to the maximum extent permitted by law.

ARTICLE VII CONDITIONS TO CLOSING

.Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Partnership:

(a)The representations and warranties of NMD made in this Agreement shall be true and correct (without giving effect to any materiality, Material Adverse Effect, monetary or similar qualifications) as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date) except for such breaches, violations and/or inaccuracies that would not or could not reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect on the Assets or the Operations related thereto. NMD shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by NMD by the time of the Closing. NMD shall have delivered to the Partnership a certificate dated the Closing

Date and signed by an authorized officer of NMD confirming the foregoing matters set forth in this Section 7.01(a).

(b)All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)All necessary consents, waivers, conditions precedent or similar transfer restrictions held by or to be granted by any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, except where the failure to obtain such consents, waivers, conditions precedent or similar transfer restrictions would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Assets or the Operations related thereto.

(d)No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)There shall be no Material Adverse Effect on the Assets or the Operations related thereto.
(f)The Guaranty shall be in full force and effect and shall cover the ENM-AES Transloading Agreement, among other agreements.

.Conditions to the Obligation of NMD. The obligation of NMD to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by NMD:

(a)The representations and warranties of the Partnership made in this Agreement shall be true and correct, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) except for such breaches, violations and/or inaccuracies, that would not or could not reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect on any Partnership Party or adversely affect the ability of the Partnership to consummate the transactions contemplated hereby. The Partnership shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Partnership by the time of the Closing. The Partnership shall have delivered to NMD a certificate dated the Closing Date and signed by an authorized officer of the general partner of the Partnership confirming the foregoing matters set forth in this Section 7.02(a).

(b)All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)All necessary consents, waivers, conditions precedent or similar transfer restrictions held by or to be granted by any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, except where the failure to obtain such consents, waivers, conditions precedent or similar transfer restrictions would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.

(d)No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

ARTICLE VIII TERMINATION

.Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)by mutual written consent of the Partnership and NMD;

(b)by either the Partnership or NMD in writing after September 30, 2014 (the “Outside Date”) if the Closing has not occurred by such date and, as of such date, the terminating Party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder;

(c)by either the Partnership or NMD in writing without prejudice to other rights and remedies which the terminating Party or its affiliates may have (provided the terminating Party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if such other Party or its affiliates shall have (i)  failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii)  breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), such breach was of such a degree that the other Party would have the right to refuse to close pursuant to ARTICLE VII CONDITIONS TO CLOSING if closing were to occur at such time; provided further that the defaulting Party shall have a period of ten (10) days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable;

(d)by either the Partnership or NMD in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any Partnership Party or NMD, which prohibits or restrains the Partnership or NMD from consummating the transactions contemplated hereby; provided that the Partnership and NMD shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority;

(e)by NMD if any of the conditions set forth in Section 7.02 shall have become incapable of fulfillment, and shall not have been waived by NMD; or

(f)by the Partnership if any of the conditions set forth in Section 7.01 shall have become incapable of fulfillment, and shall not have been waived by the Partnership.

.Effect of Termination. In the event of the termination of this Agreement by a Party, as provided in Section 8.01 above, this Agreement shall thereafter become void except for this Section 8.02, Section 11.01 and Section 11.03 hereof. Nothing in this Section 8.02 shall be deemed to release either Party from any liability for any willful, material breach by such Party of the terms and provisions of this Agreement or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

ARTICLE IX INVESTIGATION; LIMITATIONS

.Independent Investigation. Each of NMD and the Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Assets, and upon the express written representations, warranties and covenants in the Constituent Documents. Without diminishing the scope of the express written representations, warranties and covenants of the Parties in this Agreement and without affecting or impairing its right to rely thereon, EACH SUCH PERSON ACKNOWLEDGES THAT THE OTHER PERSON HAS NOT MADE, AND THE OTHER PERSON HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE ASSETS OR THE PARTNERSHIP, AS APPLICABLE, AND THE OPERATIONS THEREOF (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

.Survival.

(a)The liability of NMD for the breach of any of the representations and warranties set forth in ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NMD shall be limited to claims for which the Partnership delivers written notice to NMD on or before the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 4.07 and 4.11 shall be limited to claims for which the Partnership delivers written notice to NMD on or before the second anniversary date of the Closing Date, and (ii) the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.13, and 4.14 shall not be limited as to time other than the applicable statute of limitations.

(b)The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP shall be limited to claims for which NMD delivers written notice to the Partnership on or before the second anniversary date of the Closing Date; provided, however, that the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06 and 5.11 shall not be limited as to time other than the applicable statute of limitations.

(c)Notwithstanding the foregoing, a representation and warranty shall not expire with respect to any claim made for a breach or inaccuracy thereof prior to the expiration date of the applicable survival period until such claim is finally resolved.

ARTICLE X INDEMNIFICATION

.Indemnification of NMD. Solely for the purpose of indemnification in this Section 10.01, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Partnership, from and after the Closing Date, shall indemnify and hold NMD and its affiliates, directors, officers, employees, agents, representatives and insurers (collectively, the “NMD Indemnified Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the NMD Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.02 and Section 10.08, any breach of a representation or warranty of the Partnership in this Agreement or in any certificate delivered hereunder and (b) any breach of any agreement or covenant in this Agreement on the part of the Partnership.

.Indemnification of the Partnership. Solely for the purpose of indemnification in this Section 10.02, the representations and warranties of NMD in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. NMD, from and after the Closing, shall indemnify and hold the Partnership and its affiliates, directors, officers, employees, agents, representatives and insurers (together with the Partnership, the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.02 and Section 10.08, any breach of a representation or warranty of NMD in this Agreement or in any certificate delivered hereunder, and (b) any breach of any agreement or covenant in this Agreement on the part of NMD under this Agreement.

.Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Claim, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such knowing failure to notify the indemnifying party has actually resulted in material prejudice or damage to the indemnifying party.

.Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this

Section 10.04 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnified party shall assume the defense of the Indemnity Claim and the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms (a) obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, (b) releases the indemnified party completely in connection with such Indemnity Claim and (c) would not otherwise adversely affect the indemnified party.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

.Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

.Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

.Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days following the date of delivery of reasonably specific bills or the date Damages are incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by an amount equal to any insurance proceeds actually received by the indemnified party related to the Damages, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related chargebacks (it being agreed that no Party shall have any obligation to seek to recover any insurance proceeds and that, promptly after the realization of any insurance proceeds, the indemnified party shall reimburse the indemnifying party for such reduction in Damages for which the indemnified party was indemnified prior to the realization of reduction of such Damages).

.Limitations on Indemnification.

(a)To the extent the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.02(a), NMD shall not be liable for such Damages unless the aggregate amount of such Damages exceeds 5% of the Consideration (the “Deductible”), and then only to the extent of any such excess.

(b)In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.02(a), NMD shall not be liable for Damages that exceed, in the aggregate, 80% of the Consideration (the “Indemnification Limit”).

(c)Notwithstanding Sections 10.08(a) and 10.08(b) above, to the extent the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.02(a) (i) as it relates solely to Sections 4.01, 4.02, 4.03(a), 4.13 and 4.14 or (ii) for claims arising from actual fraud, NMD shall be fully liable for such Damages without respect to the Deductible in Section 10.08(a) and the Indemnification Limit in Section 10.08(b).

(d)To the extent the NMD Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.01(a), the Partnership shall not be liable for Damages unless the aggregate amount of such Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess.

(e)In addition, to the extent the NMD Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.01(a), the Partnership shall not be liable for such Damages that exceed, in the aggregate, the Indemnification Limit.

(f)Notwithstanding Sections 10.08(d) and 10.08(e) above, to the extent the NMD Indemnified Parties are entitled to indemnification for Damages pursuant to Section 10.01(a) (i) as it relates solely to Sections 5.01, 5.02, 5.03, 5.04, 5.05 and 5.06 or (ii) for claims arising from actual fraud, the Partnership shall be fully liable for such Damages without respect to the Deductible in Section 10.08(d) and the Indemnification Limit in Section 10.08(e).

.Sole Remedy. After the Closing, no Party shall have any liability to any other Party under this Agreement or the transactions contemplated hereby except as is provided in ARTICLE IX INVESTIGATION; LIMITATIONS or this ARTICLE X INDEMNIFICATION (other than claims or causes of action arising from actual fraud).

.Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION WERE FORESEEABLE, ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR JOINT OR CONCURRENT NEGLIGENCE, CONTRACTUAL COMPARATIVE NEGLIGENCE, STRICT LIABILITY, NO-FAULT OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP, AND NMD ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR

ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE XI MISCELLANEOUS

.Expenses. Except as otherwise set forth herein, each Party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

.Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by a Party to any other Party (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

If to NMD, addressed to:

NuDevco Midstream Development, LLC
2105 CityWest Blvd., Suite 100
Houston, Texas 77042
Attention: Chief Executive Officer
Facsimile: [________]
Phone:     (713) 977-5641
with a copy, which will not constitute Notice, to:

NuDevco Midstream Development, LLC
2105 CityWest Blvd., Suite 100
Houston, Texas 77042
Attention: Executive Vice President
& General Counsel
Facsimile: (281) 833-4815

If to the Partnership Parties, addressed to:

Marlin Midstream Partners, LP
c/o Marlin Midstream GP, LLC
2105 CityWest Blvd., Suite 100
Houston, Texas 77042
Attention: Chief Executive Officer
Facsimile: (832) 200-3775

with a copy, which will not constitute Notice, to:

Marlin Midstream GP, LLC
2105 CityWest Blvd., Suite 100
Houston, Texas 77042
Attention: Conflicts Committee Chairman
Facsimile: [_________]

Notice given by personal delivery, courier service or facsimile shall be effective upon actual receipt. Notice given by mail shall be effective at the close of business on the third business day next following the day when placed in the mail, certified, with postage prepaid and return receipt requested, appropriately addressed. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

.Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

.Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

.Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon Houston, Texas time on the date such payment is due to such account as the Party receiving payment may designate at least three (3) business days prior to the proposed date of payment.

.Entire Agreement; Amendments and Waivers. The Constituent Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder except as ARTICLE X INDEMNIFICATION contemplates or except as otherwise expressly provided herein. Each Party to this Agreement agrees that (i) no other Party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in this Agreement or any other Constituent Document, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in this Agreement or any other Constituent Document. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

.Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties; provided, that the Partnership may assign its right to receive the Assets to any direct or indirect subsidiary of the Partnership.

.Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, NMD and the Partnership shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

.Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

.Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such Schedules are incorporated in the definition of “Agreement.”

.Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or by e-mail in portable document format “PDF”, is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties.
.
.Action by the Partnership. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership (i) pursuant to the terms of this Agreement on or prior to the Closing Date or (ii) pursuant to Section 2.01 and ARTICLE X INDEMNIFICATION of this Agreement after the Closing Date, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

.No Recourse to Non-Parties. For the avoidance of doubt and notwithstanding anything herein to the contrary, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or affiliate of the Parties, or any of their respective affiliates, other than the Parties.

.Construction.  The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.  Except to the extent expressly provided to the contrary, references to a Party include its permitted successors and assigns.  Except to the extent expressly provided to the contrary, references to any agreement, contract or other instrument, means such agreement, contract or other instrument as amended, restated or otherwise modified from time to time in accordance with its terms. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate.  Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

* * * * *

(Signatures on Following Page)
SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this date hereof.

Partnership:                    NMD:
MARLIN MIDSTREAM                 NUDEVCO MIDSTREAM
PARTNERS, LP                    DEVELOPMENT, LLC
By:     Marlin Midstream GP, LLC,
its General Partner

By: /s/ Mandy Bush                    By: /s/ W. Keith Maxwell III
Name: Mandy Bush                    Name: W. Keith Maxwell III
Title: Vice President & CFO            Title: Chief Executive Officer

Schedules

Schedule 4.03 - No Conflict

None.

Schedule 4.04 - Governmental Approvals

1.
At Closing, Marlin Logistics, LLC or another designee of Marlin Midstream Partners, LP that will own the East New Mexico Transloading Facility, will need to file a Spill Prevention, Control, and Countermeasure (SPCC) Plan covering such facility.

Schedule 4.05 - Laws and Regulations; Litigation

None

Schedule 4.07 - Environmental

See Schedule 4.04.

Schedule 4.10 - Assets Other Than Real Property Interests

None

Schedule 4.11 - Title to Real Property

None

Schedule 4.16    - Adverse Changes

None

Schedule 4.18 - NMD Contracts

A.	Master Terminal Services Agreement dated June 16, 2014, among NuStar Logistics, L.P., NuStar Pipeline Operating Partnership, L.P. and NuDevco Midstream Development, LLC;

B.	Terminal Services Release dated June 16, 2014, between NuStar Logistics, L.P. and NuDevco Midstream Development, LLC;

C.	License Agreement dated June 4, 2014, between NuStar Logistics, L.P. and NuDevco Midstream Development, LLC; and

D.	Mobile Mini contract dated April 24, 2014 between Associated Energy Services, LP and Mobile Mini (Portable Office Building).

Schedule 4.20 - Taxes

None

Schedule 6.01 - Certain Changes

None

Schedule 6.04 - Replacement Guarantees

NuStar will require the Partnership to issue a Guaranty to secure the obligations of Operating Company under the NuStar Agreements in the amount of $100,000.

Schedule 6.06 - Liens to be Released

None

Exhibit A
Description OF the Assets

I.
Skid Transloader: The Property consists of (i) the following equipment, (ii) to the extent assignable, all warranties by any manufacturer with respect to such equipment and (iii) to the extent assignable, all process licenses, permits or rights applicable thereto.

SKID-TRANSLOADING SYSTEM - TRUCKS TO RAILCARS
Motor Serial # XHH150-18-326T
Motor Model # XKP326SR235
Frame Serial # ML09052012ST-001

MOBILE TRANSLOADER FOR CRUDE OIL

Mobile Transloading Platform consisting of:

*One (1) - Kory 8T - Wide 92” Running Gear System (model 6892)
*One (1) - Structural Steel frame Unit of Tubular, and Wide Flange Steel
*One (1) - Stair access unit @ 30” wide - Galvanized
*One (1) - One four leg platform with stair tower for top rail car access
*One (1) - FRT-24-5A with 8’ X 8’ Safety Cage
*One (1) - Loading arm support
*One (1) - 3” Vapor Hose

Process Components Consisting of:

*One (1) - Leistritz gear pump capable of 400 gpm flow rate
*Two (2) - Earth-Rite Static Grounding Systems (bottom for truck unload and top of railcar loading)
*One (1) - FMC Microload Electronic Preset Delivery System
*One (1) - 3” Mass flow Coriolis Meter from Emerson Process Management

Mechanical Components Consisting of:

*One (1) - 4” In-Line simplex strainer - carbon steel
*One (1) - Air Eliminator
*One (1) - 4” 150# - raised face flanged Full port Ball Valves with Lever Operators
*One (1) - 4” 150# - Wafer type Check Valve - CRANE Duo-Check
*One (1) - 4” 150# - Raised Face Flanged Regular port Ball Valves w/lever operators
*One (1) - 4” 150# - Raised Face General Twin Seal Double Block and Bleed Valve
*One (1) - 4” Back Pressured Control Valve

SUPPORTED BOOM
4” BOOM STYLE LOADING ARM -

*Carbon/Aluminum material(s) of construction
*V1289 Fluorocarbon GFLT seals
*Right-hand down feed spring configuration
*Spring counterbalanced operation
*84” primary X 108” secondary with 112” overall drop with aluminum cover plate

*Aluminum locking cover plate, port for level probe, 3” port for vapor recovery hose

LOADING ARM SUPPORT
Loading Arm Support
Hot Dipped Galvanized Steel Construction
36” E&H Probe with cabling - Liquiphant M FTL51
Model FTL51-4TF60/0
Nivotester - Model FTL325N-F1A1
UNSUPPORTED BOOM

4” OPW G33F UNSUPPORTED BOOM LOADING ARM
*Aluminum/carbon steel construction
*V1289 Fluorocarbon seal material
*Spring counterbalanced operation
*54” primary X 66” secondary reach terminating in 4” Kamlok Coupler
*Horizontal inlet riser

II.	Other Tangible Assets:

A.	1989 Ford F 150, VIN No. 1FTEF14NOKPB37904

B.	One Leased 8’ x 20’ mobile mini office container

C.	Miscellaneous Parts and Supplies including, as of July 9, 2014, the following:

Quantity	Description
1	24oz concrete crack epoxy
10	1 quart concrete crack fill
2	Steel folding chairs
1	18 x 72 plastic folding table
1	4” x 2” reducing coupler
2	Portable storage clip boards
2	20lb pails of absorbent
1	Open top trash can
2	48mm rolls of duct tape
1	Eye wash station
2	Mag light flashlights
1	1.89l orange citrus hand cleaner
1	24 count of AAA batteries
1	Power strip
3	Fall protection kits
1	57pk #10 screws
2	½” hex nuts
4	4 inch dust caps
4	4 inch dust plugs
2	2 inch dust caps
2	2 inch dust plugs
1	2 inch double male adapter
3	3 inch to 2 inch adapters
1	15 inch adjustable wrench

2	1 - 5/ 8” wrenches
2	1 - 7/16” wrenches
2	Wire cutters
1	Fluke temperature gun
2	25ft tape measures
2	Brass hammers
2	14 inch pipe wrenches
1	30 inch pipe wrench
250	UN1267 placards
3	Boxes of car seals
1	Inflatable containment
1	Inflatable plug
1	Box of assorted rags
600	Absorbent pads
1	Box of absorbent booms
2	Shovels
1	Broom
2	Rakes
2	Metal blue tank car connected flags
2	Rail car wheel chocks
2	ADS overfill alarms
4	4 inch Goodyear product hose
4	2 inch Goodyear vapor hose
12	12 inch Velcro hose safety straps
2	Hard Hats
2	H2S monitors
2	Safety glasses
1	Fire extinguisher
24	Pairs of coated gloves
1	Dell computer monitor
1	Dell keyboard
1	Dell mouse
1	Dell laptop
1	12pk 8.5 x 11 writing pads
1	12pk ball point pens
1	25 count hanging file folders
2	Aluminum manway covers
13	Metal 5 gallon pails
1	Box of assorted manway gaskets
1	12 yard Waste Management dumpster
5	4 x 4 plastic spill pans
2	2 x 4 plastic spill pans

III.	Real Property Interests:

E.	Master Terminal Services Agreement dated June 16, 2014, among NuStar Logistics, L.P., NuStar Pipeline Operating Partnership, L.P. and NuDevco Midstream Development, LLC

F.	Terminal Services Release dated June 16, 2014, between NuStar Logistics, L.P. and NuDevco Midstream Development, LLC

G.	License Agreement dated June 4, 2014, between NuStar Logistics, L.P. and NuDevco Midstream Development, LLC

IV.	Contracts:

A.	Agreements related to real property interests (see III above)

B.	Mobile Mini contract dated April 24, 2014 between Associated Energy Services, LP and Mobile Mini (Portable Office Building)